Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

State or Country
Name of Subsidiary	of Incorporation
Bplast 17 Member (DE) LLC	Delaware
Bplast Landlord (DE) LLC	Delaware
CPA:17 Limited Partnership	Delaware
CPA®:17 2007 10-K — 51